Exhibit 99.1

Nightfood Issues Shareholder Letter

Tarrytown, NY, June 16, 2021 -- Nightfood, Inc. (OTCQB: NGTF), the better-for-you snack company targeting the $50 billion Americans spend annually on nighttime snacks, today announced it released a letter to shareholders from Sean Folkson, Chief Executive Officer. The full text of the letter follows:

Letter to Shareholders

 June 16, 2021

Valued Shareholders,

The first half of 2021 has been a very exciting and eventful time for Nightfood. From our 1,000+ store Walmart launch, our ongoing hotel retail pilot test, tangible category interest from some of the largest food companies in the world, and a recognized growing market appetite, Nightfood is well-positioned to lead the coming category of nighttime nutrition.

In our most recent quarterly earnings call, I outlined how transformational the first few months of this year have been. We have more than doubled our store count, more than doubled our net revenue, made key strategic management appointments, and established a stronger corporate balance sheet.

Since January 1, through restructuring and renegotiation, and our recent capital raise of over $4.5 million, we were able to eliminate approximately $4 million in debt and payables, while also putting more than $1.4 million in cash in the bank. As part of the elimination of 100% of our debt, our largest debtholder exchanged $1.5 million of its remaining debt for equity, which we believe signals further confidence in Nightfood’s ability to attract institutional investor interest.

Our financial highlights included year-to-date net revenue increasing by 19% and year-to-date operating expenses decreasing by 24%. Those Fiscal Q3 successes have yet to capture the Fiscal Q4 Walmart introduction, which began in April 2021. I am proud of what the team has accomplished and look forward to reaching additional significant milestones. We are also thankful for our shareholders embracing the corporate vision that an investment in Nightfood is an investment in creating and leading this new and exciting consumer goods category.

I mentioned on the recent investor call that we had almost doubled our fiscal 2020 revenue with more than one month remaining in the year. With replenishment orders shipping weekly, we have now surpassed $1 million in gross fiscal year sales for the first time in Nightfood’s history, and we have more than doubled last year’s net revenue. This current quarter’s revenues have been our highest to date, and this current year will also be our highest to date.

From a macro level, every week, it’s estimated that over 700 million nighttime snacks are consumed, resulting in a weekly spend of more than $1 billion. In recent years, billions of dollars of consumer snack spending has shifted to healthier brands; Nightfood remains the only snack brand formulated specifically for nighttime snacking and better sleep. Although, Nightfood is still in the early stages of its market penetration, we believe we are poised to establish ourselves as the category leader in nighttime nutrition.

As experts continue to highlight the link between diet and sleep, this new category is starting to emerge. As the founder, CEO and largest Nightfood shareholder, through the daily operational victories and challenges my focus remains on the category we are building, the massive consumer problem we are addressing, and the value to be accrued to the Company that solves this problem.

Consumer trends support the continued expansion of healthier snacking. We have observed global food and beverage companies showing increasing strategic interest in the nighttime nutrition space. Sleep supporting products have been identified as a high-growth opportunity. This is due to long-term trends and intensified by the recent declines in consumer sleep quality and increases in at-home nighttime snacking. I take validation in PepsiCo launching their Driftwell sleep-supporting beverage, and by Unilever, the world’s largest ice cream company, launching a year-long research study to understand how sleep quality can be improved through diet and nutrition.

As a growth-stage company with an expanding vision, growth capital is required to expand operations on a path to widespread distribution and securing category leadership. In connection with our recent successful capital raise, I would like to provide some color as to how we expect to use these funds to build on our previously discussed growth strategy plan, and why we believe our strategic approach will drive significant shareholder value.

Additional National Retail Distribution

●	We intend to continue to develop our network of distribution channels and partners. Currently, our retail footprint includes Walmart, Harris Teeter (a division of Kroger), Shaw’s and Star Markets (a division of Albertsons), Jewel-Osco (also a division of Albertsons), Lowes Foods, Rouses Markets, and Central Market (a division of H-E-B), as well as many smaller, independent retailers. Indications are that product sales have begun to increase since the introduction of our new packaging, and we believe this growth can continue to compound. In the future, outlets such as hotels, college campuses, and other non-traditional outlets could develop into important elements of our distribution mix as the optimal choice where healthier choices and sleep health or sleep quality is of importance to the consumer.

●	Securing Walmart as a distribution partner this quarter was one of the most significant milestones in Company history. Adding over 1,000 Walmart stores more than doubled our store count to approximately 1,900 retail locations across the United States. Nightfood has been on Walmart shelves for approximately eight weeks. The reports we receive show that sell-through has increased each and every week since launch. We are encouraged by the numbers and our trajectory. Our first major Walmart retail support initiatives, including leveraging hundreds of OBGYN offices in our Walmart regions to educate pregnant women about the benefits of Nightfood ice cream, have just recently launched in the last few days.

Update on Hotel Distribution Opportunities

●	Nightfood announced in March that a leading global hotel brand had initiated a retail pilot test in the grab-and-go lobby shops in a handful of their hotel locations. Their intent is to determine if Nightfood should be added to their thousands of American hotel properties that offer ice cream for sale in their lobby shops. I am proud to provide an update on this initiative.

●	We were notified the week of June 1st by our corporate contact at the chain that they were entering “Phase 3” of their test as of the first week of June. Along with that update, additional Nightfood pints continue to be requested for the ongoing testing, with the most recent request coming yesterday, June 15th. We view these signs as positive. As we await a formal indication of results, preliminary feedback has been strong, including the specific feedback that the introduction of our new packaging in hotel freezers in March provided an increase in sales volume.

●	In anticipation of a successful hotel test and forthcoming launch, we have secured a secondary initiative with additional hospitality distributors to have Nightfood samples sent to hundreds of independent hotels in the coming weeks. This opportunity comes at no cost to our Company other than the cost of the sample pints, as these Nightfood samples will be included with paid frozen orders already shipping to those properties by the distributors.

●	As previously announced, Nightfood has successfully secured active distribution relationships with the key national wholesalers necessary for a rapid national hotel rollout. This established distribution framework is not common among early stage brands. We expect to benefit significantly from this distribution network in the coming months, and view this network as an important asset. With the possibility of top-down corporate implementation and existing distributor access to an extensive hotel network, we are excited about the possibility of Nightfood in the freezers of the estimated 15,000+ hotel locations in the U.S. that sell ice cream in their lobby shops.

●	I remain optimistic in my vision, originally stated years ago, that any and every hotel selling ice cream will make Nightfood available to their guests. I believe it’s more than just good business. It’s an obligation. Facilitating a good night of sleep is core to the hotel mission. Sleep quality is known to be a key driver of consumer hotel satisfaction (or dissatisfaction), and hotels continue to invest billions in supporting better sleep through upgraded beds, pillows, linens, blackout curtains, sound machines, and more. Excluding Nightfood from a hotel ice cream assortment seems to run counter to, and undermine, this key implied consumer promise. Our updated packaging, with a stronger functional focus on Nightfood’s sleep-friendly nutritional profile, would fit perfectly in the hotel lobby store environment.

●	We anticipate that a broad and successful hotel rollout would deliver significant benefits above and beyond the resulting revenue. Specifically, the increase in consumer visibility, awareness, and trial from widespread hotel distribution could provide a tremendous benefit to our expansion in traditional channels.

Pioneering and Leading the Nighttime Nutrition Category

●	Nightfood’s sleep-friendly snacking focus uniquely positions the brand at the intersection of two major health categories: nutrition and sleep. Sleep quality is perhaps the most significant lever in health. Sleep quality has been directly linked to appetite, cravings, hormonal balance, blood sugar regulation, energy levels, decision making, job performance, physical appearance (beauty), emotional regulation, interpersonal relationships, and more. As consumers continue to seek life-hacks to improve these areas of their lives, these billion-dollar categories are converging. We see an opportunity to enhance the lives of consumers worldwide where nutrition meets sleep.

●	Our leadership position in this nascent field has resulted in us being contacted for partnerships by Fortune 500 companies across segments such as retail, food and beverage, and hospitality. I have fielded inquiries from the some of the largest companies in the world during the last few quarters, confirming the interest and value in what Nightfood is pioneering.

●	We continue to attract positive attention from health and wellness experts around the country. I am proud that we already have some of the most highly-acclaimed experts in sleep and nutrition advising on our formulation and strategy as part of our Scientific Advisory Board. We are also working with a leading medical sleep organization to ensure hundreds more sleep doctors and experts around the country are introduced to our brand during the next few months.

Ongoing Corporate Maturity and Evolution

●	We continue to build our team with the addition last quarter of Jerry Isaacson, CPA. His appointment adds institutional knowledge in working with Walmart and big box stores, as well as specialized expertise in club channels. Jerry brings decades of ice cream industry experience having founded multiple fast-growth companies in the space, manufacturing under license from Unilever, Jelly Belly, and Ferrara.

●	The Company is in the process of expanding its Board of Directors. Establishing an esteemed, independent Board is an important step in elevating our corporate status and is also a pre-requisite for uplisting to a major exchange. We anticipate building a team with extensive experience in food & beverage, retail, nutrition & health, finance, human capital management, and regulatory matters, as well as strong records of driving operational results.

●	We have recently engaged the law firm of Ruskin Moscou Faltischek, P.C. to handle our ongoing corporate and securities law matters. This New York based law firm has been in business for over 50 years and was the firm of record in the completion of our recent Form S-1 filing.

●	We have engaged LHA Investor Relations, a leading national strategic consulting agency for small-cap public and private companies. Led by Keith Lippert, LHA specializes in market intelligence, communications and positioning, pre- and post-IPO support, and uplisting.

●	Our seasoned investment banking firm, engaged in February 2021, had a material impact on attracting institutional investors to the company and completing the most significant financing in our corporate history. As new opportunities continue to present themselves, our banker, Reid Drescher, is now an integral member of our team.

●	We expect our shareholders to benefit from the addition of this collective expertise, experience and oversight. The team is working together to realize the significant value-enhancing opportunities that lie ahead for Nightfood as a brand, and as an investment vehicle.

In summary, our recent capital infusion is expected to provide Nightfood with the funds required to grow through 2021, allowing us to build our leadership, expand our distribution, grow our brand, and create new opportunities for the future benefit of our Company. I extend a thank you to our shareholders, and to everyone involved in this successful financing.

Our many recent milestones signal market acceptance and excitement over the new category Nightfood is pioneering. I expect our transformational 2021 to continue as we say farewell to spring. I wish all of you a summer of prosperity, health, and happiness.

Sincerely,

Sean Folkson

Nightfood Founder & CEO

sean@nightfood.com

About Nightfood Holdings:

Nightfood Holdings, Inc. (OTC: NGTF), owns Nightfood, Inc. and MJ Munchies, Inc.

Nightfood has expanded distribution for its ice cream into major divisions of the largest supermarket chains in the United States: Kroger (Harris Teeter), Albertsons Companies (Jewel-Osco and Shaw’s and Star Markets), and H-E-B (Central Market) as well as Lowe’s Foods, Rouses Markets, and other independent retailers.

Most recently, the brand secured distribution in over 1,000 Walmart stores from coast to coast.

Nightfood won the 2019 Product of the Year award in the ice cream category in a Kantar survey of over 40,000 consumers. Nightfood was also named Best New Ice Cream in the 2019 World Dairy Innovation Awards.

Nightfood has been endorsed as the Official Ice Cream of the American Pregnancy Association and is the recommended ice cream for pregnant women. There are approximately 3,000,000 pregnant women in the United States at any given time, and ice cream is the single most-widely reported pregnancy craving. With more calcium, magnesium, zinc, vitamin B6, prebiotic fiber, and casein protein, less sugar and a lower glycemic profile than regular ice cream, Nightfood has been identified as a better choice for expectant mothers.

Nightfood is not just for pregnant women. Over 80% of Americans snack regularly at night, resulting in an estimated 700M+ nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion dollars, the majority of it on options that are understood to be both unhealthy, and disruptive to sleep quality.

Nightfood was formulated by sleep and nutrition experts with ingredients that research suggests can support nighttime relaxation and better sleep quality. Scientific research indicates unhealthy nighttime cravings are driven by human biology. Willpower is also weakest at night, and stress is another contributing factor.  A majority of night snackers report feeling both guilty and out-of-control when it comes to their nighttime snacking.

Because unhealthy night snacking is believed to be biologically driven, and not a trend or a fad, management sees significant opportunity in pioneering the category of nighttime-specific snacks for better sleep.

MJ Munchies, Inc. was formed in 2018 as a new, wholly owned subsidiary of Nightfood Holdings, Inc. to capitalize on legally compliant opportunities in the CBD and marijuana edibles and related spaces. The Company is seeking licensing opportunities to market such products under the brand name “Half-Baked”, for which they’ve successfully secured trademark rights.

Questions can be directed to investors@Nightfood.com

Management also encourages Nightfood shareholders to connect with the Company via these methods:

E-mail: By signing up at ir.nightfood.com, investors can receive updates of filings and news releases in their inbox.

Telegram: There is now a live, interactive Telegram group which interested parties can join to reach team members and discuss Nightfood. Ask questions, learn more about the company and discuss future prospects. Join the Telegram Group Here: https://t.me/NightfoodHoldings

Forward Looking Statements:

This press release contains "forward-looking statements.". Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any products sold or cash flow from operations. Words such as “will,” “may,” “would,” “could,” “shall,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘approximates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘intends’’ and ‘‘hopes’’ and variations of such words and similar expressions are intended to identify such forward-looking statements.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Tim Sullivan

media@Nightfood.com

732-816-0239

Investor Contact:

LHA Investor Relations

Tirth T. Patel

tpatel@lhai.com

212-201-6614